FIRST AMENDMENT TO
                                CREDIT AGREEMENT
                      (REVOLVING LINE OF CREDIT FACILITY)

         This First Amendment to Credit Agreement ("First Amendment") is dated as of January 31, 1995 and is by and between Cycle Sat, Inc., a corporation duly organized and validly existing under the laws of the State of Iowa, (the "Borrower") and Firstar Bank Cedar Rapids, N.A. (the "Bank");

         WHEREAS, the Borrower and the Bank have previously entered into a Credit Agreement (the "Agreement") dated as February 24, 1994; and

         WHEREAS, the Borrower has requested and the Bank has approved certain further credit consideration which require amendments to the Agreement;

         NOW, THEREFORE, do the parties agree to amend the Agreement as follows:

         1. LINE OF CREDIT. Section 1 of the Agreement shall be deleted in its entirety and replaced with the following:

          "The Borrower has requested that the Bank provide the Borrower with a line of credit in an aggregate principal amount at any time not to exceed $4,500,000 for working capital purposes including repayment of intercompany indebtedness. The line of credit is evidenced by a promissory note (together with any renewals or substitutions the "Promissory Note")."

         2. REVOLVING LINE OF CREDIT BORROWING LIMIT. Section 3 of the Agreement shall be amended in part to read as follows:

          "...provided that the aggregate principal amount advance is limited to the lesser of $4,500,000 or the sum of the following borrowing base:

          80% of "Eligible Accounts Receivable"; and
          50% of "Inventory"."

         3. AFFIRMATIVE COVENANTS.

         1. The first sentence of Section 7.e.(i) shall be deleted in its entirety and replaced with the following "...The Borrower will maintain as of fiscal year end 1996 a tangible net worth of not less than $1,500,000 and not less than $7,500,000 as of fiscal year end 1997. This ratio will not be applicable during fiscal 1995..."

         2. Section 7.e. shall be amended to include the following subsections:

          (ii) Current Ratio. The Borrower will maintain at all times a ratio of current assets to current liabilities of not less than 1.0 to 1.

          (iii) Leverage Ratio. The Borrower will maintain at all times a ratio of total liabilities to Tangible Net Worth of not greater than 8.5 to 1 for fiscal year-end 1996 and 2.5 to 1 for fiscal year-end 1997 and thereafter. This ratio will not be applicable during fiscal 1995.

          (iv) Cash Flow/Debt. The Borrower will maintain at all times a ratio of Operating Cash Flow to Total Debt Service of not less than 1.05 to
          1. "Operating Cash Flow" means the net income of the Borrower plus income taxes, interest expense, depreciation, non-cash amortization and other non-cash items, and adjusted to eliminate extraordinary items and adjusted on a consistent basis to reflect increases or decreases that result from acquisition, sales or exchanges of property. "Total Debt Service" means all principal and interest due and payable during any period of computation arising from all of the Borrower's indebtedness."

         3. The following shall be added as Section 7.e. (v):

          "(v) In the event that the Borrower realizes a leverage ratio of 3.0 to 1 and maintains a collateral coverage equal to or in excess of total outstanding obligation to the Bank,, then the guarantee of Winnebago Industries, Inc. will be returned to the Guarantor, with the specific understanding that if these levels are not maintained a new guaranty will be immediately executed. Collateral coverage shall be computed as 80% of accounts receivabe, 50% of inventory and 50% of net book value of equipment."

         4. TERM LOAN AND PAYMENT PROVISIONS. The following section shall be added as Section 8 and all subsequent sections shall be renumbered.

         "8. TERM LOAN AND PAYMENT PROVISIONS.

          a.   Term Loan Definitions.

               (i) "Term Loan" shall have the meaning ascribed hereto in the following subsections 8.a. through 8.f.

               (ii) "Term Loan Interest Rate" means the rate of interest to be charged by the Bank to the Borrower hereunder, which is the 90 day LIBOR rate, plus 2.5 percent, as adjusted in accordance with the Term Loan Promissory Note.

               (iii) "Term Loan Promissory Note" means the promissory note and all of its terms and provisions, in substantially the form of Exhibit A attached hereto, to be delivered by the Borrower to the Bank pursuant hereto.

               (iv) "Term Loan Termination Date" means September 28, 1999, or earlier upon the occuraence of an Event of Default or otherwise as provided herein.

          b. Borrowing. Subject to the terms and conditions of the Agreement, the Bank shall lend to the Borrower the principal sum of $4,400,000.

          c. Term Loan Promissory Note. The Borrower shall execute and deliver to the Bank the Term Loan Promissory Note with this Amendment. The Term Loan Promissory Note, together with this Amendment and the other documents referred to herein, shall evidence the Borrower's indebtedness to the Bank under the Term Loan.

          d. Interest. In accordance with the Term Loan Promissory Note, the Borrower shall pay interest to the Bank upon the outstanding daily principal balance of the Term Loan, which interest shall be computed at the close of each day, at the Term Loan Interest Rate (on the basis of actual days elapsed in the yea of 360 days). Until the Term Loan Termination Date, such interest shall be paid monthly in arrears, commencing on the first day of the next succeeding month following the month in which this Amendment is executed, and continuing on the first day of each successive month thereafter. At the Term Loan Termination Date, all sums due hereunder shall be due and payable. All payments shall be made to the Bank on or before the required due dates in immediately available funds.

          e. Repayment. The Borrower shall pay principal, interest and charges that are "directly attributable" to the Term Loan in accordance with the provisions of the Term Loan Promissory Note.

          f. Determination of Balances. The records of the Bank shall be prima facia evidence as to the amount of advances, outstanding principal balance, and accrued interest and charges.

         6. SAVINGS. All terms and conditions of the Agreement not specifically modified herein shall remain in full force and effect.


IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEEMENT.

         Cycle-Sat, Inc.

         By: /s/ Loren A. Swenson
         Loren A. Swenson, CEO/President


         By: /s/ William B. Grandy
         William B. Grandy, CFO/Vice Pres.



         Firststar Bank Cedar Rapids, N.A.



         By: /s/ Dirk A Thierer
         Dirk A Thierer, Vice President





                 Guarantor

         Winnebago Industries,

         By: /s/ Fred G. Dohrmann



                        VARIABLE BALANCE PROMISSORY NOTE                 Br 2030

                      (Not a Consumer Credit Transaction)
DAT
                                                              INCR.$1,500,000.00

Maker Cycle-Sat, Inc.      _ _                            Note No. 1247441--9001

Note Date         JANUARY 31 , 1995             Maturity Date   FEBRUARY 1, 1996

MAXIMUM CREDIT AMOUNT: FOUR MILLION FIVE THOUSAND AND NO/100

                            (S 4,500,000.00)

Purpose Working capital

                     FOR VALUE RECEIVED, the undersigned, jointly and severally, as principals, promise to pay to the order of FIRSTAR BANK CEDAR RAPIDS, NA, Cedar Rapids, Iowa, (hereinafter refered to as "Bank") its successors and assigns; the Maximum Credit Amount; or so much of the Maximum Credit Amount as may be advanced under this Note by any holder of this Note.

         with interest thereon to be adjusted daily beginning 01/31/95 to be equal to 1.500 percentage points above the 90 day LIBOR to adjust every 90 days, as the same may be on the dates of adjustment;

per annum; said principal and interest to be paid as follows:


         Interest sha1l be due month1y beginning 03/01/95, and thereafter on the lST of each month with the principal ba1ance and any remaining interest due at maturity.


         Each such payment shall be applied first in payment of interest due on the unpaid balance and the remainder in reduction of the principal. All interest shall be computed for the actual number of days elapsed upon the actual principal balance from time to time outstanding on the basis of a year of 360 days.
         The Maximum Credit Amount set forth above represents the total amount which Bank has agreed to advance from time to time to the undersigned. Except as otherwise provided below, the undersigned may, up to the Maximum Credit Amount, at any time, and from time to time prior to the Maturity Date of this note, borrow, repay, and reborrow from Bank and the liability of the undersigned hereunder shall be the principal amount from time to time outstanding pursuant to this note plus interest as provided above.

         Bank's determination as to the outstanding balance owed by the undersigned hereunder shall be conclusive and Bank's documentation to support said outstanding balance will be sufficient to establish and sustain the undersigneds' obligation hereunder. Advances may be made by credit by Bank to the undersigneds' depository account. Requests for advances may be made to Bank at the request of any one of the undersigned and such requests may be in writing, orally, or by telephone. The undersigned agree to assume full responsibility for preserving evidence of payments until this note has been presented to the undersigned, marked paid.

         Bank may require any and all documentation and additional confirmation as to authorization for any requested advance. Upon the failure of the undersigned to provide said data in a form satisfactory to Bank, or upon the occurrence of an Event of Default (has hereinafter defined), or upon the occurrence of any event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both, Bank may, at its option, refuse to honor any request for an advance of funds.

         If referred to or used herein, the term "Prime Rate" (or any similar reference) shall mean that rate of interest described as the "Prime Rate" of Bank announced from time to time by Bank and determined at the sole discretion of Bank management as part of its internal procedures. No representation is made by Bank to the undersigned that the "Prime Rate" is the lowest, the best, or a favored rate.

         This note is secured by all existing and future liens and security interests created by security agreements, mortgages, or any other collateral documents now or hereafter between Bank and the undersigned or now or hereafter between Bank and any endorsers, sureties, or guarantors of this note and payment may be accelerated according to any of said agreements and documents. The undersigned and all endorsers, sureties, and guarantors of this note are hereinafter collectively referred to as the "Obligors." In addition to Bank's common law rights of set off, the undersigned hereby grant to Bank a security interest and lien in any credit balance or other money now or hereafter owed them by Bank, and, in addition, the undersigned agree that Bank may, without notice or demand, set off against any such credit balance or other asset(s) any amount unpaid under this note, whether due or not.

         The undersigned represent and warrant that the extension of credit evidenced by this note is for business, commercial, or agricultural purposes, or is to an organization.

         OTHER PROVlSlONS:Continuation of obligation represented by Note # 9001 dated 02/24/94.


         The security document(s) by which is note is secured include, but not limited to:
             Security Agreement dated 2-24-94;
             Credit Agreement dated 2-24-94 as amended.

THE ADDITIONAL TERMS AND CONDITIONS SET FORTH ON PAGE TWO OF THIS NOTE ARE A PART OF THIS NOTE. THE UNDERSIGNED HEREBY ACKNOWLEDGE THE RECEIPT OF A COPY OF THIS NOTE

         119 John K. Hanson Drive
         Forest City, IA 50436

         Cycle - Sat, Inc .

         By:
         Loren A. Swenson, CE0/President

         By:
         William B. Grandy, CFO/Vicc Pres.

         S.S. or Fed l D. 42-1246889

ORIGINAL                                                             Page 1 of 2


                        ADDITIONAL TERMS AND CONDITIONS

         1. The Obligors, jointly and severally: (i) waive presentment, demand, notice of demand, protest, notice of protest, notice of nonpayment, and any other notice required to be given under the law to any of the Obligors in connection with the delivery, acceptance, performance, default, or enforcement of this note, of any endorsement, surety agreement or guaranty of this note, or of any document or instrument evidencing any security for payment of this note;
(ii) consent to any and all acceptances of partial payments, delays, extensions, renewals, or other modifications of this note or waivers of any term hereof, any release or discharge by Bank of any of the Obligors, any agreement by Bank not to sue any Obligor, the release, substitution, or exchange of any security for the payrnent hereof, the failure to act on the part of Bank and any indulgence shown by Bank from time to time and in one or more instances (without notice to or consent of any of the Obligors), and agree that no such act, failure to act, or failure to exercise any right or remedy on the pan of the Bank shall in any way affect or impair the obligations of any of the Obligors or be construed as a waiver by Bank of, or otherwise affect, any of Bank's rights under this note, under any endorsement, surety agreement or guaranty of this note, or under any document or instrument evidencing any security for payment of this note; (iii) agree that Bank is not required to first resort to any collateral for payment before bringing an action hereon (or on any endorsement, surety agreement or guaranty of this note) against the Obligors or any one or more of them; and (iv) agree to pay, on demand, all costs and expenses of collection of this note or of any endorsement or any guaranty hereof and/or the enforcement of Bank's rights with respect to, or the administration, supervision, preservation, protection of, or realization upon, any property securing payment hereof, including, but not limited to, attorneys' fees and court costs, wrth such fees and expenses being advances hereunder.

         2. The occurrence of any one or more of the following shall constitute an event of default under this note ("Event of Default"): (i) the failure of the Obligors to timely pay and discharge any obligations, liabilities, or indebtedness of any of the Obligors to Bank, whether under this note or any other agreement, note or instrument now or hereafter existing, as and when due (whether at maturity or by acceleration and no prior demand therefor by Bank being necessary); (ii) death of any of the Obligors (if an individual), or a proceeding being filed or commenced (voluntarily or involuntarily) for the dissolution or liquidation of any of the Obligors; (iii) the failure by the Obligors to timely pay any installment of principal or interest or the failure to perform any of the convenants, agreements or conditions of any other note, the collateral for which is also collateral for this note; (iv) the insolvency or business failure of any of the Obligors, or the appointment of a custodian, trustee, liquidator or receiver for any of the Obligors or for any of the property of the Obligors; (v) any assignment for the benefit of creditors by or against any of the Obligors, or the filing of a petition (whether voluntarily or involuntarily) by or against the Obligors under any bankruptcy, insolvency, or debtor's relief law; (vi) the occurrence of any readjustment of indebtedness, composition or extension of any indebtedness of any of the Obligors; (vii) any attachments, liens or additional security interest being placed upon any of the collateral for this note; (viii) acquisition at any time or from time totime of title to the whole of or any part of the collateral for this note by any person or entity other than any of the Obligors; (ix) Bank determining that any representation or warranty made by any of the Obligors to Bank is, or was when made, untrue ro materially misleading; (x) the occurrence of any default as defined in any security document which secures this note; (xi) Bank deeming itself insecure; or (xii) the occurrence of a default in the due observance or performance of or breach of any agreement of this note regarding these obligations between the Obligors and Bank. (xiii) any change in the stock ownership of Obligor.

         3. Upon the occurrence of an Event of Default, the entire principal balance plus accrued interest outstanding hereunder and any or all other liabilities, indebtedness and obligations of the Obligors to Bank (however acquired or evidenced) shall, at the option of Bank, become irnmediately due and payable, without presentment, notice, protest or demand of any kind (all of which are expressly waived by the Obligors), and to the extent permitted by law, the rate of interest on the unpaid principal and accrued interest shall, at the option of Bank, be increased to four percent (4%) over the interest rate (as shown on the face of this note), compounded monthly, or four percent (4%) over the Prime Rate of Bank ("Bank Default Rate"). The Bank Default Rate will change each time and as of the date that the Prime Rate of Bank changes. Failure at any time to exercise any of the aforesaid options or any other rights of Bank hereunder shall not constitute a waiver by Bank thereof, nor shall it prevent Bank from exercising any of the aforesaid options or rights at a later date. If this note is payable on demand, the acceptance by Bank of any partial payment hereof, from any of the Obligors, shall not affect the demand tenor of this note.

         4. This note is delivered in and shall be construed in accordance with the laws of the State of Iowa, and all litigation arising out of this note or of any endorsement or guaranty of this note or any security given for payment hereof shall be brought only in the courts of the State of Iowa or the courts of the United States which are situated in the State of Iowa and the Obligors, jointly and severally, consent to and confer personal jurisidiction upon the courts of the State of Iowa or the courts of the United States which are situated in the State of Iowa, and expressly waive any objections as to venue in any of such courts, and agree that service of process may be made on the Obligors by mailing a copy of the summons to their respective addresses.

         5. In the event any one or more of the provisions of this note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this note operate or would prospectively operate to invalidate this note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this note and the remaining provisions of this note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

         6. The Obligors shall from time to time, upon request by Bank, permit a representative of Bank to inspect and make copies of the Obligors' books and records at all reasonable times. The Obligors shall furnish Bank such financial information in a form acceptable to Bank as Bank may from time to time request.

         7. Bank may, at its option, sell participations in or assign all or part of this note to another bank or entity. Bank may furnish any information concerning Borrower in the possession of Bank from time to time to such assignee or participant.

         8. IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

ORIGINAL Obligor                                                     Page 2 of 2


JANUARY 3l, l995

                        FIRSTAR BANK CEDAR RAPIDS, N.A.





Firstar Bank Cedar Rapids, N.A.
222 Second Avenue SE
Cedar Rapids. IA 52401






RE: Account Name: Cycle-Sat, Inc.
    Loan Dated: JANUARY 31, 1995
    Loan Number: 1247441--9001
    Principal Amount: $4,500,000.00

                                                                  ID #42-1246889
To Whom It May Concern:

         The following named individuals are authorized to make oral or written requests for advances under the above-referenced note, and all future renewals:

               Name                           Title
         Loren A. Swenson                 CEO/President
         William B. Grandy                CFO/Vice President



         Firstar Bank Cedar Rapids, N.A. is entitled to rely upon the oral or written requests for advances of any one of the named individuals until the authority granted herein is revoked in writing.

         Each of the undersigned acknowledges that a request made by any one of the above-named individuals shall be binding upon and consented to by remaining signators.

         Each of the undersigned acknowledge receipt of a copy of this document.

         JANUARY 31, 1995
              Date

                       Cycle-Sat, Inc.

         BY:

              Loren A. Swenson, CEO/President

         BY:

              William B. Grandy, CFO/Vice Pres.



                        ADDITIONAL TERMS AND CONDITIONS

         1. The Obligors, jointly and severally: (i) waive presentment, demand, notice of demand, protest, notice of protest, notice of nonpayment, and any other notice required to be given under the law to any of the Obligors in connection with the delivery, acceptance, performance, default, or enforcement of this note, of any endorsement, surety agreement or guaranty of this note, or of any document or instrument evidencing any security for payment of this note;
(ii) consent to any and all acceptances of partial payments, delays, extensions, renewals, or other modifications of this note or waivers of any term hereof, any release or discharge by Bank of any of the Obligors, any agreement by Bank not to sue any Obligor, the release, substitution, or exchange of any security for the payrnent hereof, the failure to act on the part of Bank and any indulgence shown by Bank from time to time and in one or more instances (without notice to or consent of any of the Obligors), and agree that no such act, failure to act, or failure to exercise any right or remedy on the pan of the Bank shall in any way affect or impair the obligations of any of the Obligors or be construed as a waiver by Bank of, or otherwise affect, any of Bank's rights under this note, under any endorsement, surety agreement or guaranty of this note, or under any document or instrument evidencing any security for payment of this note; (iii) agree that Bank is not required to first resort to any collateral for payment before bringing an action hereon (or on any endorsement, surety agreement or guaranty of this note) against the Obligors or any one or more of them; and (iv) agree to pay, on demand, all costs and expenses of collection of this note or of any endorsement or any guaranty hereof and/or the enforcement of Bank's rights with respect to, or the administration, supervision, preservation, protection of, or realization upon, any property securing payment hereof, including, but not limited to, attorneys' fees and court costs, wrth such fees and expenses being advances hereunder.

         2. The occurrence of any one or more of the following shall constitute an event of default under this note ("Event of Default"): (i) the failure of the Obligors to timely pay and discharge any obligations, liabilities, or indebtedness of any of the Obligors to Bank, whether under this note or any other agreement, note or instrument now or hereafter existing, as and when due (whether at maturity or by acceleration and no prior demand therefor by Bank being necessary); (ii) death of any of the Obligors (if an individual), or a proceeding being filed or commenced (voluntarily or involuntarily) for the dissolution or liquidation of any of the Obligors; (iii) the failure by the Obligors to timely pay any installment of principal or interest or the failure to perform any of the convenants, agreements or conditions of any other note, the collateral for which is also collateral for this note; (iv) the insolvency or business failure of any of the Obligors, or the appointment of a custodian, trustee, liquidator or receiver for any of the Obligors or for any of the property of the Obligors; (v) any assignment for the benefit of creditors by or against any of the Obligors, or the filing of a petition (whether voluntarily or involuntarily) by or against the Obligors under any bankruptcy, insolvency, or debtor's relief law; (vi) the occurrence of any readjustment of indebtedness, composition or extension of any indebtedness of any of the Obligors; (vii) any attachments, liens or additional security interest being placed upon any of the collateral for this note; (viii) acquisition at any time or from time totime of title to the whole of or any part of the collateral for this note by any person or entity other than any of the Obligors; (ix) Bank determining that any representation or warranty made by any of the Obligors to Bank is, or was when made, untrue ro materially misleading; (x) the occurrence of any default as defined in any security document which secures this note; (xi) Bank deeming itself insecure; or (xii) the occurrence of a default in the due observance or performance of or breach of any agreement of this note regarding these obligations between the Obligors and Bank. (xiii) any change in the stock ownership of Obligor.

         3. Upon the occurrence of an Event of Default, the entire principal balance plus accrued interest outstanding hereunder and any or all other liabilities, indebtedness and obligations of the Obligors to Bank (however acquired or evidenced) shall, at the option of Bank, become irnmediately due and payable, without presentment, notice, protest or demand of any kind (all of which are expressly waived by the Obligors), and to the extent permitted by law, the rate of interest on the unpaid principal and accrued interest shall, at the option of Bank, be increased to four percent (4%) over the interest rate (as shown on the face of this note), compounded monthly, or four percent (4%) over the Prime Rate of Bank ("Bank Default Rate"). The Bank Default Rate will change each time and as of the date that the Prime Rate of Bank changes. Failure at any time to exercise any of the aforesaid options or any other rights of Bank hereunder shall not constitute a waiver by Bank thereof, nor shall it prevent Bank from exercising any of the aforesaid options or rights at a later date. If this note is payable on demand, the acceptance by Bank of any partial payment hereof, from any of the Obligors, shall not affect the demand tenor of this note.

         4. This note is delivered in and shall be construed in accordance with the laws of the State of Iowa, and all litigation arising out of this note or of any endorsement or guaranty of this note or any security given for payment hereof shall be brought only in the courts of the State of Iowa or the courts of the United States which are situated in the State of Iowa and the Obligors, jointly and severally, consent to and confer personal jurisidiction upon the courts of the State of Iowa or the courts of the United States which are situated in the State of Iowa, and expressly waive any objections as to venue in any of such courts, and agree that service of process may be made on the Obligors by mailing a copy of the summons to their respective addresses.

         5. In the event any one or more of the provisions of this note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this note operate or would prospectively operate to invalidate this note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this note and the remaining provisions of this note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

         6. The Obligors shall from time to time, upon request by Bank, permit a representative of Bank to inspect and make copies of the Obligors' books and records at all reasonable times. The Obligors shall furnish Bank such financial information in a form acceptable to Bank as Bank may from time to time request.

         7. Bank may, at its option, sell participations in or assign all or part of this note to another bank or entity. Bank may furnish any information concerning Borrower in the possession of Bank from time to time to such assignee or participant.

         8. IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

ORIGINAL Obligor                                                     Page 2 of 2



                                G U A R A N T Y                   ID #42-1246889
                            UNLIMITED AND CONTINUING

         THIS GUARANTY is given by the undersigned (hereinafter referred to as the "Guarantors") to induce Firstar Bank Cedar Rapids. N.A., (hereinafter referred to as "Lender") to extend credit to, or otherwise become the creditor of Cvcle-Sat, Inc. (hereinafter referred to as "Borrower"). Guarantors understand that the Lender is willing to become the creditor of Borrower only if Guarantors guaranty the faithful performance of all the terms and conditions upon which such credit is extended to borrower, and Guarantors are desirous of having Lender extend such credit to Borrower upon such terms and conditions as are agreed upon by Lender and Borrower.

         In consideration of the foregoing, it is agreed:

         1. Guarantors, jointly and severally, absolutely and unconditionally, guaranty to Lender, its successors and assigns, the prompt payment to Lender, its successors and assigns, of all loans, drafts. overdrafts, checks, notes and any and all other debts, obligations and liabilities of every kind of Borrower to Lender, including extensions, renewals or refundings thereof (including extensions, renewals or refundings made after receipt by Lender of written notice of termination or revocation hereof), whether as maker, co-maker, drawer, guarantor, indorser, or otherwise, whether direct or indirect, liquidated or unliquidated, absolute or contingent, joint or several, now existing or hereafter arising, due or to become due, whether originally contracted with Lender, and whether such indebtedness is from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred, including interest and charges and to the extend not prohibited by law, all costs, expenses, fees and attorneys' fees at any time paid or incurred by Lender, or its successors or assigns, in efforts to collect all or part of the foregoing liabilities and obligations or to realize upon any collateral securing the foregoing liabilities and obligations (the foregoing are hereinafter collectively referred to as the "Liabilities"). All of the Liabilities shall conclusively be presumed to have been created or accepted by Lender in reliance on this Guaranty.

         In addition to the foregoing obligations of Guarantors, to the extent not prohibited by law, Guarantors shall be obligated to Lender for any and all costs and expenses incurred by Lender to realize upon this Guaranty, including, but not limited to, reasonable attorneys' fees, legal expenses and court costs.

         2. This Guaranty is a continuing guaranty and shall remain in effect until notice of termination in writing is given to Lender. Termination shall be effective only upon receipt of such notice by Lender. Such termination will be effective only with respect to those Liabilities incurred or contracted by Borrower or acquired by Lender after the date on which such written notice is received by Lender. Notwithstanding the giving of such termination notice and notwithstanding any other provision contained in this Guaranty, this Guaranty shall remain in full force and effect as to all of the following: (i) all of those Liabilities existing on the date of receipt by Lender of the notice of termination, (ii) all renewals and extensions thereof, (iii) all Liabilities arising out of any loan commitments existing prior to the receipt by Lender of the notice of termination, and (iv) all costs, expenses, fees and attorneys' fees at any time paid or incurred by Lender, or its succsssors or assigns, in efforts to collect the Liabilities, or to realize upon this Guaranty or any collateral securing the Liabilities whether or not such costs, expenses or fees are incurred by Lender before or after the delivery of the notice of termination until full payment of the Liabilities and other obligations to Lender. Termination of this Guaranty by notice or by operation of law shall affect the Liabilities in such order as Lender may elect and without any obligation to account to any of the Guarantors for the manner or order of application. Any termination of this Guaranty by a Guarantor shall only be effective as to the Guarantor who has given written notice and shall not be effective as to any of the other Guarantors.

         3. This Guaranty shall be construed as an absolute, continuing and unlimited guaranty of payment and to the extent permitted by law shall be valid and enforceable against Guarantors without regard to the regularity, validity or enforceability of any of the Liabilities. This Guaranty shall be both in supplement of and in addition to any other guaranty or guaranties, indemnity or indemnities which shall be furnished to Lender by Guarantors or by any other person or persons to secure the Liabilities The failure of any person or entity to sign this Guaranty shall not release or affect the liability of any signator hereto.

         4. Guarantors, jointly and severally, agree, without affecting Guarantors' liability to Lender hereunder, that Lender may, without notice to or consent of Guarantors, upon such terms as Lender may deem advisable: (a) from time to time, extend credit to or otherwise become the creditor of Borrower, (b) renew, extend, modify, or amend the terms of any of the Liabilities or any agreement pursuant to which any of the Liabilities were created or security therefor is held, including, but not limited to, extending the time of payment of any of the Liabilities, (c) release, surrender, exchange, modify, substitute, impair, realize upon or deal with any collateral securing any of the Liabilities, (d) settle or compromise any claim of Lender against Borrower, or against any other person, firm, or corporation, whose obligation is held by Lender as collateral security for any of the Liabilities, (e) exercise or refrain from exercising any rights against Borrower, Guarantors. other guarantors, or any collateral securing the Liabilities, (f) settle, release or otherwise enter into agreements regarding the Liabilities with any party primarily or secondarily liable on the Liabilities, and (g) apply any collateral for the Liabilities in such order as it may elect and without any ob1igation to account to Guarantors for the manner or order of application Guarantors hereby waive all defenses, counterclaims, and offsets which Guarantors, jointly and severally, might have by reason of Lender taking any of the foregoing actions and all such actions shall be binding upon Guarantors, jointly and severally.

         5. Guarantors, jointly and severally, waive: (a) notice of Borrowers incurring any of the Liabilities, (b) notice of acceptance of this Guaranty by Lender, (c) notice of presentment, demand for payment, protest or dishonor of any of the Liabilities, or the obligation of any person, firm, or corporation, held by Lender as collateral security for the Borrower's obligation, (d) notice of the failure of any person, firm, or corporation to pay to Lender any indebtedness held by Lender as collateral security for any of the Liabilities,
(e) all defenses, offsets and counterclaims which Guarantors may at any time have to any claim of Lender against Borrower, and (f) notice of any default on the part of Borrower and any demand for the payment of the Liabilities; provided however, if this Guaranty is for a "Consumer Credit Transaction", as defined in the Iowa Consumer Credit Code, Lender shall give such notices, if any as may be required by law.

         6. Guarantors, jointly and severally, represent and warrant that, at the time of the execution and delivery of this Guaranty, there are no conditions to the effectiveness of this Guaranty and nothing exists to impair the effectiveness of the liability of Guarantors to Lender hereunder, or to prevent this Guaranty from taking immediate effect with respect to the guaranty by Guarantors of the Borrower's obligations to Lender under the Liabilities.

         7. Actions to enforce this Guaranty may be brought successively against one or more of Guarantors, jointly or severally, and against less than all of Guarantors without impairing or affecting the rights of Lender against the others. Guarantors may, however, agree among themselves that no release or settlement shall impair their rights as among themselves. Any claim, including a claim for contribution, which any of the Guarantors may have against a co-guarantor indebted or under liability to Lender, either direct or indirect, or against Borrower, shall not be enforced or payment made until the indebtedness or liability of the co-guarantor or Borrower to Lender is paid in full. The collateral given to secure this Guaranty by a co-guarantor indebted or under liability to Lender shall be applied in payment of the indebtedness or liability of the co-guarantor to Lender before any part is applied on a claim of Borrower or a co-guarantor, including, but not limited to, a claim for contribution of one or more of the Guarantors against a co-guarantor. Lender may, at its option, proceed in the first instance against Guarantors, jointly and severally, to collect any obligation covered by this Guaranty, without first proceeding against Borrower, or any other person, firm, or corporation, and without first resorting to any property at any time held by Lender as collateral or security for the payment of the Liabilities or for the performance of Guarantors' obligations under this Guaranty.

THIS GUARANTY SPECIFICALLY INCLUDES ALL THE ADDITIONAL PROVISIONS SET FORTH ON PAGE 2 HEREOF, THE SAME BEING INCORPORATED BY REFERENCE

CUSTOMER COPY                                                        Page 1 of 2

            8. The obligations of Guarantors hereunder shall not in any manner be affected by any of the following: (i) the failure on the part of the Lender to realize upon, perfect any interest in, or protect any of the Liabilities or security therefore or take any action with respect thereto, (ii) any impairment, modification, change, release or limitation of any of the Liabilities resulting from the operation of any present or future provision of the Bankruptcy Code or similar statute, or from the decision of any court, (iii) any act or omission by Lender arising out of Lender's administration of the Liabilities or which in any way alters the scope of the Guarantors' risk, or (iv) any change, exchange or alteration of any collateral or other security held by Lender for payment of the Liabilities or the surrender or release of any such collateral or security.

         9. This Guaranty shall not be discharged or in any way affected by the death of Guarantors.

         10. This Guaranty is secured by all of the following: (a) all collateral previously, now or hereafter pledged to Lender by any of the Guarantors, (b) all security interests previously, now or hereafter granted to Lender by any of the Guarantors and (c) all real estate mortgages previously, now or hereafter granted to Lender by any of Guarantors (whether such pledge, security interest or real estate mortgage specifically relates to the Liabilities or not); provided, however, this Guaranty shall not be secured by any such pledge, security interest or real estate mortgage given in a "Consumer Credit Transaction", as defined in the lowa Consumer Credit Code, unless specifically provided for therein. Guarantors hereby grant to Lender a security interest in all accounts, deposits and property of Guarantors in the possession of Lender, and Lender shall have the right to set off, at any time without notice to Guarantors, any and all deposits and other sums due from Lender to Guarantor(s).

         11. Guarantors, jointly and severally, agree that in the event any payment made by or on behalf of Borrower respecting any of the Liabilities, or any portion of any such payment, shall at any time be repaid by the recipient in compliance with an order (whether or not final) by a court of competent jurisdiction pursuant to any provision of the Bankruptcy Code, as now existing or hereafter amended, or any provision of applicable state law, the Liabilities shall not be deemed to have been paid to the extent of the repayment so made and the obligations of each Guarantor shall continue in full force and effect, and Lender and Lender's successors and assigns will continue to be entitled to the full benefits of this Guaranty.

         12. All payments received by Lender from Guarantors shall be deemed to have been made by all Guarantors together with any other guarantors who may be obligated to Lender on account of the Liabilities, unless Lender is otherwise advised in writing by all Guarantors and all such other parties. Upon payment, in full, by Guarantors of the Liabilities, Lender will assign and transfer all of Lender's rights, if any, in and to the Liabilities (without recourse or any express or implied warranties) to Guarantors and any other guarantors who may be obligated to Lender on account of the Liabilities, any such transfer to be in common (regardless of the source or sources of payment of the Liabilities) unless Lender is otherwise instructed in writing by all of Guarantors and all such other parties. Guarantors waive all rights of subrogation to any collateral and remedies of Lender against Borrower, and other persons or entities, until all of the Liabilities have been paid in full and discharged.

         13. Guarantors hereby release Lender from any duty it may have to disclose to Guarantors, or any one of them, facts which Lender might now have or in the future have concerning the financial condition of Borrower, even though such facts might materially increase the risk of Guarantors.

         14. In the event any portion of this Guaranty shall, for any reason, be held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected thereby and shall continue to be valid and enforceable and if, for any reason, a court finds that any provision of this Guaranty is invalid, illegal or unenforceable as written, but that by limiting such provision it would become valid, legal and enforceable then such provision shall be deemed to be written, construed and enforced as so limited.

         15. This Guaranty constitutes the entire agreement of Guarantors with respect to the subject matter of this Guaranty, and supersedes all negotiations, preliminary agreements and all prior and contemporaneous discussions between Guarantors and Lender in connection with the subject matter of this Guaranty. No course of dealing, course of performance or trade useage, and no parol evidence of any nature shall be used to supplement or modify any terms of this Guaranty.

         16. This Guaranty is delivered and made in, and shall be construed pursuant to the laws of, the State of Iowa, and is binding, jointly and severally, upon Guarantors and their heirs, legal representatives, sucesssors and assigns, and shall inure to the benefit of Lender, its successors and assigns. This Guaranty may be enforced by any party to whom all or any part of the Liabilities may be sold, transferred or assigned. If less than all of the Liabilities are sold, transferrsd or assigned, Lender shall have the right to enforce this Guaranty as to the remainder of the Liabilities. Words and phrases herein shall be construed as in the singular or plural number, and as masculine, feminine or neuter gender according to the context.

         17. Guarantors hereby acknowledge that they have (i) each received a copy of this Guaranty, (ii) read and understand this Guaranty, and (iii) been advised by Lender to consult with legal counsel before signing this Guaranty.

In Witness Whereof Guarantors have signed this Guaranty on this 31ST day of JANUARY, 1995

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.


                                           Winnebago Industries, Inc., Guarantor

                                           BY /s/ Fred G. Dohrmann
                                               Fred G. Dohrmann, President & CEO

                             BY /s/ Raymond M. Beebe
                                 Raymond M. Beebe, V.P., Sec., & General Counsel


STATE OF IOWA, County of HANCOCK, ss.

On this 31ST day of JANUARY A.D., 1995, before me, a Notary Public in and for said County State of Iowa, personally appeared: Fred G. Dohrmann and Raymond M. Beebe to me personally known, who being by me duly sworn did say respectively, that they are President and Vice President, General Counsel and Secretary of said corporation executing the within and foregoing instrument to which this is attached, that (the seal affixed thereto is the seal of said) corporation, that said instrument was signed (and sealed) on behalf of said corporation by authority of its Board of Directors; and that each of them as such officers acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by them voluntarily executed.


                                      Notary Public in and for the State of Iowa

CUSTOMER COPY                                                        Page 2 of 2

Has the subject property or adjoining properties ever been used for:


         Industrial purposes                         YES / NO

         wastetreament/storage/Disposal/Recycling    YES / NO

         Incineration                                YES / NO

         Gasoline/Service Stations                   YES / NO

         Printing Facility                           YES / NO

         Dry Cleaners                                YES / NO

         Analytical/Photo development laboratory     YES / NO

         Junkyard/Auto Salvage Yard                  YES / NO

Please provide a detailed explanation for any "YES" answer given above on attached sheet

Please provide and attach a detailed listing of any wastewater discharges (other than sanitary and stormwater to sewers).



The foregoing questionnaire consisting of sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 was completed by_______________________________________
                                                      (Print)

(include name and title) who by the signature below evidences the authority to answer this questionnaire on behalf of ________________________________________
                                                 (Print )(Borrower)

By executing this questionnaire, Borrower acknowledges that the response given in this questionnaire are material to the loans already made or to be made in the future Borrower is under a continuing obligation to correct and update responses given in this guestionnaire. A11 representations and responses given here in survive any closing and Firstar Bank may continue to rely on the responses as accurate and current until otherwise advised by the Borrower.


       Cycle-Sat, Inc.
         (Borrower)

         By:  /s/ William B. Grandy
         Title: CFO
         Date: 3-6-95



Firstar Bank Cedar Rapids, N.A.

February 3, 1995



William B. Grandy, CFO
Cycle Sat, Inc.
119 John K. Hanson Dr.
Forest City, IA 50436





Dear William B. Grandy:

The Commercial Division of Firstar Bank Cedar Rapids, N.A., is pleased to be working with you in the financial planning for your business.

As a part of our commercial lending process, we are sending you the enclosed term sheet. We make this proposal available to you to initiate discussion on lending terms prior to loan negotiations and any final loan agreement and documentation.

We value our commercial lending customers and look forward to discussing your lending needs further. If you have any questions regarding the sheet, please contact me. We appreciate your interest in banking Firststar Bank Cedar Rapids, N.A.,.and look forward to working with you on your business lending needs.


Sincerely,


/s/ Dirk A. Thierer
Dirk A. Thierer
Commercial Lending Department

jms

Enclosure

                                   TERM SHEET


Firstar Bank Cedar Rapids, N.A., (the "Bank") is pleased to present the following proposal for your consideration:

         Borrower:               Cycle Sat, Inc.

         Unlimited Guarantors:   Winnebago Industries, Inc.

         Working Capital Facility

          A. Aggregate Amount and Purpose: The Working Capital facility shall be on a revolving basis in amount up to $4,500,000 for general working capital purposes.

          B. Interest: The Working Capital Facility will be evidenced by a promissory note which will bear interest at 90-day Libor Rate, plus 150 basis points, rate to change every 90 days.

          C. Borrowing Ability: Borrowings under the working Capital Facility will be limited to the lessor of $4,500,000 or an amount equal to the sum of the following Borrowing Base:

               80%  of (Eligible Accounts Receivable); and
               50% of Inventory

               "Eligible Accounts Receivable" means a receivable which is acceptable to the Bank in its sole discretion.

          D. Borrowing Base Certificate: The sum of the Borrowing Base will be determined each month by submission of a Borrowing Base Certificate by the 20th of each month, accurate to the first day of such month.

          E. Maturity: The working Capital Facility will mature 2/1/96. Consideration will be given at that time to the renewal of this facility.

Term Loan Facility

          A. Facility Amount and Purpose: The Term Loan Facility will be in the amount of $4,400,000 and will be used for acquisition of TFI.

          B. Interest: The Term Loan Facility will be evidenced by a promissory note which will bear interest at 90-day Libor Rate, plus 250 basis points, rate to change every 90 days.

          C. Payments and Maturity: Interest only for the first 18 months, payable quarterly. Then principal and interest paymentss to amortize balance over 36 months, payable quarterly. The Term Loan Facility will mature 8/1/99 after the date of the promissory note.

Security

     All Facilities: All facilities will be cross collateralized by a first lien on all the Borrower's assets, tangible and intangible, including assignments of material leases and contracts.

Financial Ratios:

     The loan documentation evidencing the transactions shall contain covenants regarding financial ratios restricting the Borrower which will be established by Bank prior to closing.

Conditions Precedent to Closing

     A. Completion of loan documents detailing the terms and conditions of the financing which will include, but not necessarily be limited to, affirmative and negative covenants, events of default, dividend, borrowing, lending, and expenditure restrictions, as well as various representations and warranties, all to be in form and substance satisfactory to the Bank.

     B. Execution and delivery of documents creating a first perfected security interest in favor of the Bank, as outlined in "Security," above.

     C. Execution and delivery of all other collateral and closing documentation as the Bank may require, in form and substance satisfactory to the Bank and the resolution of any business and legal issues that may arise.

     D. Representation from the Borrower that there has not been a material adverse change in either its financial position or any other matters in which the Bank reviewed in its evaluation of the credit request.

Expenses

     The Borrower shall reimburse the Bank for all costs and fees (including legal expenses) incurred by the Bank in connection with the preparation, negotiation, and execution of loan documentation.

Deposit Accounts

     The Borrower will maintain all deposit accounts at the Bank so long as any loans to Bank are outstanding.

Term Sheet

     This Term Sheet sets forth the principal terms and conditions upon which the Bank will make credit facilities described herein available to the Borrower but does not constitute a binding commitment to do so. The Bank shall not have any duty to make any advance under any of such credit facilities until execution and delivery of loan documents described herein and in form and substance satisfactory to the Bank and such satisfaction of all conditions precedent set for in such loan documents.

Closing Date

     The credit facilities described herein shall be fully documented and closed on or before 4/1/95.

If you wish to proceed with negotiations based upon this Term Sheet, please execute a copy of this Term Sheet and return it to me by 4/1/95.

         Firstar Bank Cedar Rapids, N.A.

         By: /s/ Dirk A. Thierer
          Dirk A. Thierer, Vice President

         Cycle Sat

         By: /s/ William B. Grandy
            William B. Grandy, CFO